LML PAYMENT SYSTEMS ANNOUNCES THE ACQUISITION OF BEANSTREAM INTERNET COMMERCE

A Leading Provider of Authentication and Internet Payment Processing Solutions

VANCOUVER, BC, May 1, 2007— LML PAYMENT SYSTEMS INC. (“LML”) (NASDAQ: LMLP), a leading provider of financial payment processing solutions for retailers, today announced that it has signed a definitive agreement to acquire all of the outstanding capital stock of Beanstream Internet Commerce Inc. (“Beanstream”), a leading provider of authentication and Internet payment processing solutions that is based in Victoria, BC. For the year ended December 31, 2006, Beanstream recognized revenue of US$4.2 million and pre-tax earnings of US$1.6 million.

Under the terms of the definitive agreement, which has been unanimously approved by both boards of directors, LML will pay US$17.5 million, net of cash, for the outstanding common stock of Beanstream. The purchase price consists of up to US$8.3 million in cash, US$4.5 million in a two-year promissory note, and US$4.7 million in LML common stock. Beanstream could also receive up to an additional US$1.8 million in LML common stock if certain revenue milestones are reached by the first anniversary of the closing. The transaction is subject to customary closing conditions, including the approval by the shareholders of Beanstream, and is expected to close in the second quarter of 2007. The transaction is expected to be highly accretive on an EPS basis at closing.

“Given Beanstream’s highly profitable business model, we are very excited about the opportunities ahead of us in the Internet payment processing market,” said Patrick H. Gaines, President and Chief Executive Officer of LML.  “Beanstream’s products significantly broaden our suite of offerings and enable us to develop a leadership position in credit card processing, electronic funds transfer, automated clearinghouse payment processing, credit store and authentication services for both e-commerce and traditional businesses.”

“Our two companies, with complementary business strengths and similar operating culture, fit extremely well together” said Craig Thomson, President and Chief Executive Officer of Beanstream. “By becoming part of publicly-held LML, we will enjoy greater market recognition, and access to a broader pool of resources to further execute our business model. Our combined portfolio of solutions will enable our customers to have greater flexibility, choice and cost-effectiveness for their payment processing solutions.”

PricewaterhouseCoopers Corporate Finance Inc. acted as the exclusive financial advisor to Beanstream Internet Commerce Inc., and Pacific Crest Securities Inc. acted as the exclusive financial advisor to LML Payment Systems Inc. on this transaction.

Conference Call
Management will host a conference call today at 2:00pm Pacific Time (5:00pm Eastern Time) to discuss the acquisition. To participate in the conference call, please dial in 5-10 minutes before the start of the call and follow the operator’s instruction. If you are calling from the United States or Canada, please dial 800-706-9108. International callers please dial 212-231-2241.

If you are unable to join the call, a telephone replay will be available through May 11, 2007 by dialing 800-633-8284 from within the U.S. or Canada, or 402-977-9140 if calling internationally. Please reference reservation number 21337382 when prompted.

About LML Payment Systems Inc. (www.lmlpayment.com)
LML Payment Systems Inc., through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including electronic check authorization, electronic check conversion (ECC) and primary and secondary check collection including electronic check re-presentment (RCK) to national, regional and local retailers. We also provide selective routing of debit, credit and EBT transactions to third party processors and banks for authorization and settlement. Our intellectual property estate, owned by subsidiary LML Patent Corp, includes U.S. Patent No. 6,354,491, No. 6,283,366, No. 6,164,528, and No. 5,484,988 all of which relate to electronic check processing methods and systems.

About Beanstream Internet Commerce Inc. (www.beanstream.com)
Beanstream Internet Commerce Inc. is a leading Canadian electronic payment and authentication solutions provider. Services include merchant account enablement, credit card processing, electronic funds transfer, automated clearinghouse payment processing and credit score and authentication services for both e-commerce and traditional brick and mortar businesses. Beanstream provides a wide selection of products from simple payment gateway services to full end-to-end e-commerce solutions. Beanstream solutions work with all Canadian and US financial institutions and have been selected by more than 5,500 businesses across North America. Beanstream is headquartered in Victoria, British Columbia.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our belief that this transaction is expected to be highly accretive on an EPS basis at the closing. Forward-looking statements include all passages containing verbs such as "aims," "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" or "targets" or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of the management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect LML’s actual results include, among others, the impact, if any, of stock-based compensation charges, the potential failure to establish and maintain strategic relationships, inability to integrate recent and future acquisitions, inability to develop new products or product enhancements on a timely basis, inability to protect our proprietary rights or to operate without infringing the patents and proprietary rights of others, and quarterly and seasonal fluctuations in operating results. More information about factors that potentially could affect LML’s financial results is included in LML’s quarterly reports on Form 10-Q and our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, LML undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Contacts:

Patrick H. Gaines	Investor Relations
President and CEO	(800) 888-2260
(604) 689-4440